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                                                                    Exhibit D(5)

                      PRUDENTIAL SHORT TERM BOND FUND, INC.
                          FORM OF AMENDED AND RESTATED

                              SUBADVISORY AGREEMENT

     Agreement made as of February ___, 2003 between Prudential Investments LLC., a New York Limited Liability Corporation, ("PI" or the "Manager"), and Prudential Investment Management, Inc., a New Jersey Corporation (the "Subadviser").

     WHEREAS, the Manager has entered into a management agreement with Prudential Short Term Bond Fund, Inc. (the "Fund"), a Maryland corporation and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which PI will act as Manager of the Fund (the "Management Agreement"), initially effective as of July 25, 1989, with respect to Prudential Short-Term Corporate Bond Fund (the "Short-Term Corporate Bond Fund"), amended and restated as of February ___, 2003, with respect to Dryden Ultra Short Bond Fund ("Ultra Short Bond Fund").

     WHEREAS, this Agreement is hereby amended and restated as of February ___, 2003, with respect to the Ultra Short Bond Fund, and the amendment to this Agreement dated November 18, 1999 (as amended and restated as of February ___,
2003) is considered a part of this Agreement as amended and restated.

     WHEREAS, shares of the Fund are divided into separate series (the "Series"), each of which is established pursuant to a resolution of the Directors of the Fund, and the Directors may from time to time terminate such series or establish and terminate additional series.

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     WHEREAS, PI desires to retain the Subadviser to provide investment advisory services to Short-Term Corporate Bond Fund in connection with the management of the Short-Term Corporate Bond Fund and the Subadviser is willing to render such investment advisory services.

     WHEREAS, PI has the responsibility of evaluating, recommending, supervising and compensating investment advisers of Ultra Short Bond Fund and desires to retain the Subadviser to provide investment advisory services to Ultra Short Bond Fund in connection with the management of the Fund and to manage such portion of Ultra Short Bond Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services.

     NOW, THEREFORE, the Parties agree as follows:

     1. (a) Subject to the supervision of the Manager and of the Board of Directors of the Fund, the Subadviser shall manage the investment operations of Short-Term Corporate Bond Fund, and, with respect to Ultra Short Bond Fund, shall manage such portion of the investment operations of such Series as the Manager shall direct, and shall manage the composition of Short-Term Corporate Bond Fund's portfolio, and, with respect to Ultra Short Bond Fund, shall manage such portion of such Series' portfolio, including the purchase, retention and disposition thereof, in accordance with each Series' respective investment objectives, policies and restrictions as stated in the Prospectus(es), (such Prospectus(es) and Statement(s) of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus(es)"), and subject to the following understandings:

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          (i) The Subadviser shall provide supervision of Short-Term Corporate
          Bond Fund's investments and, with respect to Ultra Short Bond Fund, such portion of such Series' investments as it manages, and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Series, and what portion of the assets will be invested or held uninvested as cash.

          (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Articles of Incorporation, By-Laws and Prospectuses of the Series and with the instructions and directions of the Manager and of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.

          (iii) The Subadviser shall determine the securities to be purchased or sold by Short-Term Corporate Bond Fund and, such portion of Ultra Short Bond Fund as it manages, and will place orders with or through such persons, brokers or dealers (including but not limited to Prudential Securities Inc.) to carry out the policy with respect to brokerage as set forth in the Fund's Registration Statement and Prospectuses or as the Board of Directors may direct from time to time. In providing the Series with investment

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          supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Inc. may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Series' investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Series with such brokers subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with the Subadviser's services to other clients.

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          On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Series as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (iv) The Subadviser shall maintain all books and records with respect to the portfolio transactions of Short-Term Corporate Bond Fund and the portion of Ultra Short Bond Fund managed by it, required by subparagraphs (b) (5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Fund's Directors such periodic and special reports as the Board may reasonably request.

          (v) The Subadviser shall provide the Funds' custodian on each business day (by 10:00 a.m. (New York time) with respect to Ultra Short Bond
          Fund), with information relating to all

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          transactions concerning Short-Term Corporate Bond Fund's assets and, with respect to Ultra Short Bond Fund, the portion of the Series' assets it manages, and shall provide the Manager with such information upon request of the Manager. With respect to the Ultra Short Bond Fund, the Subadvisor shall reconcile its records of the Series' securities and cash managed by the Subadviser with statements provided by the custodian at least once each month. The Subadviser shall provide the Manager with a written report on each such reconciliation, including information on any discrepancies noted and actions taken by the Subadviser in response thereto, by the tenth business day of the following month to the extent reasonably practicable.

          (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

          (b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

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          (c) The Subadviser shall keep the books and records of Short Term
          Corporate Bond Fund, and with respect to Ultra Short Bond Fund, with respect to the portion of the assets of such Series it manages, required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

     2. The Manager shall continue to have responsibility for all services to be provided to the Series pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

     3. The Manager shall reimburse the Subadviser for reasonable costs and expenses incurred by the Subadviser determined in a manner acceptable to the Manager in furnishing the services described in paragraph 1 hereof.

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     4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Series, the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

     5. This Agreement shall continue in effect for a period of more than two years from the initial effective date with respect to a Series and thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided; however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Series, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees who may also be a director, officer or employee of the Series to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Subadviser's

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     right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to stockholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

     8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

     9. This Agreement shall be governed by the laws of the State of New York.

          IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    PRUDENTIAL INVESTMENTS LLC

                                    By:
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                                       Robert F. Gunia
                                       Executive Vice President and Chief
                                       Administrative Officer

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                                    PRUDENTIAL INVESTMENT MANAGEMENT, INC.

                                    By:
                                       -----------------------------------------
                                       Bernard B. Winograd
                                       Director, President & CEO